UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                       Omega Navigation Enterprises, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  MHY6476R1053
------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  April 7, 2006
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |X|      Rule 13d-1(b)

                           |_|      Rule 13d-1(c)

                           |_|      Rule 13d-1(d)


--------------------------
         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

--------------------------------------------- ---------------------------------
CUSIP No. MHY6476R1053             13G                        Page 2 of 5 Pages
--------------------------------------------- ---------------------------------

---------- --------------------------------------------------------------------
  1.
           NAMES OF REPORTING PERSONS

                    PMA Capital Management Limited

---------- --------------------------------------------------------------------
  2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a) |_|
           (b) |_| See Item 8 of attached schedule.

---------- --------------------------------------------------------------------
  3.
           SEC USE ONLY


---------- --------------------------------------------------------------------
  4.
           CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands

--------------------------------------- --------- -----------------------------

                                        5.        SOLE VOTING POWER

                                                  1,080,000
              NUMBER OF
               SHARES
            BENEFICIALLY
              OWNED BY
                EACH
              REPORTING
               PERSON
                WITH
                                        --------- -----------------------------

                                        6.        SHARED VOTING POWER

                                                  -0-

                                        --------- -----------------------------

                                        7.        SOLE DISPOSITIVE POWER

                                                  -0-
                                        --------- -----------------------------

                                        8.        SHARED DISPOSITIVE POWER

                                                  -0-
---------- --------------------------------------------------------------------
  9.
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,080,000

---------- --------------------------------------------------------------------
  10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           |_|


---------- --------------------------------------------------------------------
  11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.0%
---------- --------------------------------------------------------------------
  12.
           TYPE OF REPORTING PERSON

           IA
---------- --------------------------------------------------------------------

CUSIP No.  MHY6476R1053                                       Page 3 of 5 Pages



Item 1(a).  Name of Issuer:

         Omega Navigation Enterprises, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

         24 Kaningos Street
         Piraeus 185 34 Greece

Item 2(a).  Names of Person Filing:

         PMA Capital Management Limited

Item 2(b).  Addresses of Principal Business Office or, if None, Residence:

         Harbour Place, 103 South Church Street, P.O. Box 1034 GT, Grand Cayman, Cayman Islands

Item 2(c).  Citizenship:

         Cayman Islands

Item 2(d).  Title of Class of Securities:

         Class A Common Stock

Item 2(e).  CUSIP Number:

         MHY6476R1053

CUSIP No. MHY6476R1053                                         Page 4 of 5 Pages



Item 3. If This Statement is Filed Pursuant to Rule 13d-1 (b), or 13d-2 (b) or
(c), Check Whether the Person Filing is a:



      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

      (e) |X| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

      (j)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).




Item 4.  Ownership.

         Incorporated by reference to Items 5-11 of the cover pages.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         |_|.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.



CUSIP No. MHY6476R1053                                         Page 5 of 5 Pages



                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 20, 2006


                         PMA CAPITAL MANAGEMENT LIMITED

                         By:  /s/ Philip Tye
                              ---------------------------------------
                              Name: Philip Tye
                              Title:    Authorized Signatory